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                                                                       EX-99.B3

                          GENERAL DISTRIBUTOR AGREEMENT


         IT IS HEREBY AGREED by and between JACKSON NATIONAL LIFE INSURANCE COMPANY ("COMPANY") and JACKSON NATIONAL FINANCIAL SERVICES, INC. ("JNFSI") as follows:

                                       I

         COMPANY proposes to issue and sell certain annuity contracts ("Annuity Contracts") to the public through JNFSI. JNFSI agrees to provide sales services subject to the terms and conditions hereof. Annuity Contracts to be sold hereunder are the Jackson National Variable and Fixed Annuity Contracts and such other contracts as may hereafter be agreed upon by the parties. Such Annuity Contracts will be issued by COMPANY and the Jackson National Separate Account - III (the "Separate Account"). JNFSI is registered as a broker-dealer under the Securities Exchange Act of 1934, as amended, and is a member of the National Association of Securities Dealers, Inc.
                                       II

         COMPANY grants to JNFSI the right, during the term of this Agreement, subject to registration requirements of the relevant Federal securities laws, to be the distributor of Annuity Contracts referred to above. JNFSI will distribute Annuity Contracts at a price to be set by COMPANY and will make such distributions to purchasers permitted to buy such Annuity Contracts as specified in the prospectus.

                                       III

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         JNFSI is hereby authorized, subject to disapproval by COMPANY, to enter into separate agreements with broker-dealers registered under the Securities Exchange Act of 1934, as amended, and members of the National Association of Securities Dealers, Inc., to participate in the distribution of Annuity
Contracts as JNFSI shall deem appropriate. COMPANY reserves the right to review and accept or reject all applications for Annuity Contracts. All premium payments for such Annuity Contracts shall be sent to the office designated for such by COMPANY.

                                       IV

         COMPANY shall furnish JNFSI with copies of such information, financial statements and other documents requested by JNFSI for use in connection with the distribution of Annuity Contracts, as may be deemed by reasonable by COMPANY. COMPANY shall provide to JNFSI such number of copies of the currently effective prospectus as JNFSI and COMPANY shall agree upon from time to time.

                                        V

         JNFSI is not authorized to give any information, or to make any representations concerning the Separate Account or COMPANY, other than as contained in the current registration statement or prospectus filed with the Securities and Exchange Commission or such sales literature as may be authorized by COMPANY.

                                       VI

         Both parties to this Agreement agree to keep necessary records as indicated by applicable state and federal law and to render the necessary assistance to one another for the accurate and timely preparation of such records.

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                                       VII

         Commissions payable with respect to Annuity Contracts shall be paid by COMPANY, and nothing herein shall obligate JNFSI to pay any commissions or other remuneration to the registered representatives selling the Annuity Contracts or to reimburse such registered representatives for expenses incurred by them, nor shall JNFSI have any interest whatsoever in any commissions or other remuneration payable to registered representative by COMPANY.

                                      VIII

         Each party (the "Indemnifying Party") hereby agrees to release, indemnify, and hold harmless the other party, its officers, directors, employees, agents, servants, predecessors or successors from any claims or liability arising out of the breach of this Agreement by the Indemnifying Party or arising out of acts or omissions of the Indemnifying Party or its agents, appointees, independent contractors or employees not authorized by this Agreement, including the violation of the federal and state securities laws and ERISA or arising from acts of misrepresentation or false declaration concerning the products sold hereunder.

                                       IX

         This Agreement shall remain in effect unless terminated as hereinafter provided. This Agreement shall automatically terminate in the event of its assignment by JNFSI. This Agreement may at any time be terminated by either party hereto upon not less than 60 days' written notice to the other party.




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                                        X

         All notices, requests, demands and other communications under this Agreement shall be in writing and shall be deemed to have been given on the date of service if served personally on the party to whom notice is to be given, or on the date of mailing if sent by first class mail, registered or certified, postage prepaid and properly addressed as follows:

         TO COMPANY:
         Jackson National Life Insurance Company
         5901 Executive Drive
         Lansing, Michigan  48911

         Attention:  Andrew B. Hopping

         TO JNFSI:
         Jackson National Financial Services, Inc.
         5901 Executive Drive
         Lansing, Michigan  48911

         Attention:  Mark D. Nerud

         IN WITNESS WHEREOF, the parties hereto have caused this instrument to be signed on their behalf by their respective officers thereunto duly authorized.

         This Agreement is effective as of the ____ day of ________, 199_.

                           JACKSON NATIONAL LIFE INSURANCE COMPANY

                           By:
                              -------------------------------------
                                    Andrew B. Hopping

                           Its:  Sr. Vice President
                               ------------------------------------

                           JACKSON NATIONAL FINANCIAL SERVICES, INC.

                           By:
                              -------------------------------------
                                    Mark D. Nerud

                           Its:  Chief Operating Officer
                               ------------------------------------




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